EXHIBIT 10.5

California Resources Corporation Long-Term Incentive Plan
2016 Annual Incentive Award
Award Terms

Feature	Approved Terms
Award Type	Cash; Performance-Based Award under section 5.2 of the Company’s Long-Term Incentive Plan (the “LTIP”)
Grant Date	March 30, 2016
Target Incentive Amount
Individual amount as approved by the Compensation Committee on February 11, 2016, for each of the executive officers of the Company. In no event may the maximum amount payable with respect to any 2016 Annual Incentive Award exceed $1.65 million.

Performance Period	January 1, 2016 to December 31, 2016
Performance Goals	See Exhibit 1. Payout percentages for each performance measure will be linearly interpolated for results between threshold and target and between target and maximum.
Vesting Date	Award will vest upon certification by the committee appointed by the Board to administer the LTIP (the “Committee”) of attainment of Performance Goals following end of Performance Period.
Committee Negative Discretion Factor
Downward discretion may be applied, at the Committee’s sole discretion, to the bonus payouts to take into consideration factors such as, among others, the state of the industry and the Company’s financial health overall as well as the Company’s competitive relationship to its peer companies. The Committee does not have the discretion to increase bonus payouts.

Settlement
Payout of Target Incentive Amount (subject to proration as described below) times Total Performance Measure Result times Committee Negative Discretion Factor (if any) will be paid in cash as soon as administratively practicable following the Vesting Date, but in no event later than March 15, 2017.

Retirement with Consent of Company, Involuntary Termination by the Company without Cause (as determined by the Committee)
If such retirement or termination occurs after June 30, 2016, pro rata forfeiture of Target Incentive Amount and award, based on remaining time in Performance Period. Remaining Target Incentive Amount settles based on actual performance through end of Performance Period. If such retirement or termination occurs on or before June 30, 2016, then the entire Target Incentive Amount and award is forfeited.

Voluntary Termination (other than Retirement with Consent of Company), Termination by the Company for Cause (as determined by the Committee)	Forfeiture of entire Target Incentive Amount and award.
Death, Disability
Pro rata forfeiture of Target Incentive Amount and award, based on time remaining in the Performance Period. Remaining Target Incentive Amount settles based on actual performance through end of Performance Period.

Performance-Based Award
Payout of award amounts attributable to performance measures other than those identified as “Strategic and Individual” on Exhibit 1 are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.